Apartment Investment and Management Company
Announces Election Results for Special Dividend

DENVER, CO, March 22, 2019 -- Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced the results of the stockholders’ elections relating to the special dividend of $2.02 per share of common stock announced on February 4, 2019, which is payable on March 22, 2019.
Until March 8, 2019, stockholders of record as of February 22, 2019 could elect to receive payment of the special dividend in cash or in shares of common stock. Stockholders who made a cash election were placed in a lottery that entitled the selected stockholders to receive the entire amount of the special dividend in cash without being subject to the proration described below. Stockholders who failed to make an election by the deadline were deemed to have made a cash election but were not entitled to participate in the lottery.
The aggregate amount payable in the special dividend consists of $67.1 million in cash and 4.5 million shares of common stock. For purposes of determining the value of the shares issued in the special dividend, Aimco used a price of $49.93 per share, which is the volume-weighted average price of Aimco's common stock on the New York Stock Exchange on March 11 and 12, 2019.
Summarized results of the dividend elections are as follows:

•	Holders of 5.4 million shares who elected to receive the dividend in cash were selected in the lottery and will receive $2.02 per share in cash.

•
Holders of 127.8 million shares who made no election, or elected to receive the dividend in cash but were not selected in the lottery, will receive $0.44 per share in cash and $1.58 per share in common stock.

•	Holders of 11 million shares who elected to receive the dividend in shares of common stock will receive $2.02 per share in common stock.
Cash will be paid in lieu of fractional shares so that stockholders receive a whole number of shares of common stock. Following the special dividend, Aimco will have approximately 148.8 million shares of common stock outstanding, the same number that was outstanding immediately prior to the reverse stock split effected February 20, 2019. Aimco expects that the entire special dividend will be taxable as dividends to its stockholders, whether paid in common stock, cash or a combination of cash and common stock. For purposes of computing the amount of the taxable dividend, any stock received by a stockholder will be valued at the closing price of the Aimco common stock on March 22, 2019 ($49.98 per share).

About Aimco
Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 132 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:
Aimco Investor Relations
(303) 793-4661
Investor@aimco.com